CODE OF ETHICS

                     J.P. MORGAN INVESTMENT MANAGEMENT INC.

1.  PURPOSES

         This Code of Ethics (the "Code") has been adopted by the Directors of J.P. Morgan Investment Management Inc. (the "Adviser"), in accordance with Rule 17j-1(c) promulgated under the Investment Company Act of 1940, as amended (the "Act"). Rule 17j-1 under the Act generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities Held or to be Acquired (defined in Section 2(k) of this Code) by investment companies, if effected by associated persons of such companies. The purpose of this Code is to adopt provisions reasonably necessary to prevent Access Persons from engaging in any unlawful conduct as set forth in Rule 17j-1(b) as follows:

                  It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

         (a)  To employ any device, scheme or artifice to defraud the Fund;

         (b) To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

         (c) To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the Fund; or

         (d)  To engage in any manipulative practice with respect to the Fund.

2.  DEFINITIONS

         (a) "Access Person" means any director, officer, general partner or Advisory Person of the Adviser.

         (b)  "Administrator" means Morgan Guaranty Trust Company.

         (c) "Advisory Person" means (i) any employee of the Adviser or the Administrator (or any company in a control relationship to the Adviser or Administrator) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities for a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Adviser who obtains information concerning recommendations regarding the purchase or sale of securities by a Fund.

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         (d) "Beneficial  ownership"  shall be interpreted in the same manner as it would be under Exchange Act Rule 16a-1(a)(2)in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

         (e)  "Control" has the same meaning as in Section 2(a)(9) of the Act.

         (f) "Covered Security" shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include shares of open-end funds, direct obligations of the United States Government, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

         (g) "Fund" means an Investment Company registered under the Investment Company Act of 1940.

         (h) "Initial Public Offering" means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act.

         (i)  "Limited   Offering"   means  an  offering  that  is  exempt  from
registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

         (j) "Purchase or sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

         (k) "Security Held or to be Acquired" by a Adviser means: (i) any Covered Security which, within the most recent 15 days, is or has been held by a Fund or other client of the Adviser or is being or has been considered by the Adviser for purchase by a Fund or other client of the Adviser; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in Section 2(k)(i) of this Code.

3.  STATEMENT OF PRINCIPLES

                  It  is  understood  that  the  following   general   fiduciary
principles govern the personal investment activities of Access Persons:

         (a) the duty to at all times place the interests of shareholders and other clients of the Adviser first;

         (b) the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility;

         (c) the fundamental standard that Investment Personnel may not take inappropriate advantage of their position; and

         (d) all personal transactions must be oriented toward investment, not short-term or speculative trading.

         It is further understood that the procedures, reporting and recordkeeping requirements set forth below are hereby adopted and certified by the Adviser as reasonably necessary to prevent Access Persons from violating the provisions of this Code of Ethics.

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4.  PROCEDURES TO  BE  FOLLOWED  REGARDING  PERSONAL INVESTMENTS BY  ACCESS
    PERSONS

         (a) Pre-clearance requirement. Each Access Person must obtain prior written approval from his or her group head (or designee) and from the Adviser's trading desk before transacting in any Covered Security based on certain quidelines set forth from time to time by the Adviser's compliance department. For details regarding transactions in mutual funds, see Section 4(e).

         (b) Brokerage transaction reporting requirement. Each Access Person working in the United States must maintain all of his or her accounts and the accounts of any person of which he or she is deemed to be a beneficial owner with a broker designated by the Adviser and must direct such broker to provide broker trade confirmations to the Adviser's compliance department, unless an exception has been granted by the Adviser's compliance department. Each Access Person to whom an exception to the designated broker requirement has been granted must instruct his or her broker to forward all trade confirms and monthly statements to the Adviser's compliance department. Access Persons located outside the United States are required to provide details of each brokerage transaction of which he or she is deemed to be the beneficial owner, to the Adviser's compliance group, within the customary period for the confirmation of such trades in that market.

         (c) Initial public offerings (new issues). Access Persons are prohibited from participating in Initial Public Offerings, whether or not J.P. Morgan Chase or any of its affiliates is an underwriter of the new issue, while the issue is in syndication.

         (d) Minimum investment holding period. Each Access Person is subject to a 60-day minimum holding period for personal transactions in Covered Securities. An exception to this minimum holding period requirement may be granted in the case of hardship as determined by the Adviser's compliance department.

         (e) Mutual funds. Each Access Person must pre-clear transactions in shares of closed-end Funds with the Adviser's trading desk, as they would with any other Covered Security. See Section 4(a). Each Access Person must obtain pre-clearance from his or her group head(or designee) before buying or selling shares in an open-end Fund or a sub-advised Fund managed by the Adviser if such Access Person or the Access Person's department has had recent dealings or responsibilities regarding such mutual fund.

         (f) Limited offerings. An Access Person may participate in a limited offering only with written approval of such Access Person's group head (or designee) and with advance notification to the Adviser's compliance department.

         (g) Blackout periods. Advisory Persons are subject to blackout periods 7 calendar days before and after the trade date of a Covered Security where such Advisory Person makes, participates in, or obtains information regarding the purchase or sale of such Covered Security for any of their client accounts. In addition, Access Persons are prohibited from executing a transaction in a Covered Security during a period in which there is a pending buy or sell order on the Adviser's trading desk.

         (h) Prohibitions. Short sales are generally prohibited. Transactions in options, rights, warrants, or other short-term securities and in futures contracts (unless for bona fide hedging) are prohibited, except for purchases of options on widely traded indices specified by the Adviser's compliance department if made for investment purposes.

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         (i) Securities of J.P.  Morgan Chase.  No Access Person may buy or sell any security issued by J.P. Morgan Chase from the 27th of each March, June, September, and December until the first full business day after earnings are released in the following month. All transactions in securities issued by J.P.
Morgan Chase must be pre-cleared with the Adviser's compliance department and executed through an approved trading area. Transactions in options and short sales of J.P. Morgan Chase stock are prohibited.

         (j) Certification requirements. In addition to the reporting requirements detailed in Sections 6 below, each Access Person, no later than 30 days after becoming an Access Person, must certify to the Adviser's compliance department that he or she has complied with the broker requirements in Section 4(b).

         (k) Each Advisory Person must disclose any potential conflict of interest (personal or professional) to his or her group head either prior to or at the time of making any recommendation that may result in the purchase or sale of securities for a Fund.

5.  OTHER POTENTIAL CONFLICTS OF INTEREST

         (a)  Gifts.  No  employee  of  the  Adviser  or the  Administrator  may
(i)accept gifts, entertainment, or favors from a client, potential client, supplier, or potential supplier of goods or services to the Adviser or the Administrator unless what is given is of nominal value and refusal to accept it would be discourteous or otherwise harmful to the Adviser or Administrator;
(ii)provide excessive gifts or entertainment to clients or potential clients; and (iii) offer bribes, kickbacks, or similar inducements.

         (b) Outside Business Activities. The prior consent of the Chairman of the Board of J.P. Morgan, or his or her designee, is required for an officer of the Adviser or Administrator to engage in any business-related activity outside of the Adviser or Administrator, whether the activity is intermittent or continuing, and whether or not compensation is received. For example, such approval is required for such an officer to become:

                  -An officer, director, or trustee of any corporation (other than a nonprofit corporation or cooperative corporation owning the building in which the officer resides);

                  -A member of a partnership (other than a limited partner in a partnership established solely for investment purposes);

                  -An executor, trustee, guardian, or similar fiduciary advisor (other than for a family member).

6.  REPORTING REQUIREMENTS

         (a)  Every Access Person must report to the Adviser:

                  (i) Initial Holdings Reports. No later than 10 days after the person becomes an Access Person, the following information:
                  (A) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person; (B) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Covered Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and (C) the date that the report is submitted by the Access Person.

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                  (ii)  Quarterly  Transaction  Reports.  No later  than 10 days after the end of a calendar quarter, with respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial
                  Ownership: (A) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and principal amount of each Covered Security involved;
                  (B) the nature of the transaction; (C) the price of the Covered Security at which the transaction was effected; (D) the name of the broker, dealer or bank with or through which the transaction was effected; and (E) the date that the report is submitted by the Access Person.

                  (iii) New Account Report. No later than 10 days after the calendar quarter, with respect to any account established by the Access Person in which any Covered Securities were held during the quarter for the direct or indirect benefit of the Access Person: (A) the name of the broker, dealer or bank with whom the Access Person established the account; (B) the date the account was established; and (C) the date that the report is submitted by the Access Person.

                  (iv) Annual Holdings Report. Annually, the following information (which information must be current as of a date no more than 30 days before the report is submitted): (A) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership; (B) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any Covered Securities are held for the direct or indirect benefit of the Access Person: and (C) the date that the report is submitted by the Access Person.

         (b)  Exceptions from the Reporting Requirements.

                  (i) Notwithstanding the provisions of Section 6(a), no Access Person shall be required to make: A. a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control; B. a Quarterly Transaction or New Account Report under Sections 6(a)(ii) or (iii) if the report would duplicate information contained in broker trade confirmations or account statements received by the Adviser with respect to the Access Person no later than 10 days after the calendar quarter end, if all of the information required by Sections 6(a)(ii) or (iii), as the case may be, is contained in the broker trade confirmations or account statements, or in the records of the Adviser.

         (c) Each Access Person shall promptly report any transaction which is, or might appear to be, in violation of this Code. Such report shall contain the information required in Quarterly Transaction Reports filed pursuant to Section 6(a)(ii).

         (d) All reports prepared pursuant to this Section 6 shall be filed with the appropriate compliance personnel designated by the Adviser and reviewed in accordance with procedures adopted by such personnel.

         (e) The Adviser will identify all Access Persons who are required to file reports pursuant to this Section 6 and will inform them of their reporting obligation.

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         (f)  The Adviser no less  frequently  than annually  shall furnish to a
              Fund's board of directors for their consideration a written report that:

              (a) describes  any  issues  under  this Code of Ethics or  related procedures since the last report to the board of directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

              (b) certifies that the Adviser has adopted  procedures  reasonably necessary to prevent Access Persons from violating this Code of Ethics.

7.  RECORDKEEPING REQUIREMENTS

         The Adviser must at its principal place of business maintain records in the manner and extent set out in this Section of this Code and must make available to the Securities and Exchange Commission (SEC) at any time and from time to time for reasonable, periodic, special or other examination:

         (a) A copy of its code of ethics that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

         (b) A record of any violation of the code of ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

         (c)  A copy of each  report  made by an Access  Person as  required  by
              Section 6(a) including any information provided in lieu of a quarterly transaction report, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place.

         (d) A record of all persons, currently or within the past five years, who are or were required to make reports as Access Persons or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place.

         (e) A copy of each report required by 6(f) above must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

         (f) A record of any decision and the reasons supporting the decision to approve the acquisition by Access Persons of securities under
              Section 4(f) above, for at least five years after the end of the fiscal year in which the approval is granted.

8.  SANCTIONS

         Upon discovering a violation of this Code, the Adviser may impose such sanctions as they deem appropriate, including, INTER ALIA, financial penalty, a letter of censure or suspension or termination of the employment of the violator.